Exhibit 5.1

March 17, 2006

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas  75251

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EXCO Resources, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration of up to an aggregate of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, authorized for issuance pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, we have reviewed (i) the Registration Statement, (ii) the Third Amended and Restated Articles of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Plan and the related award agreements contemplated thereby, and (v) the minutes and records of the corporate proceedings of the Company with respect to the approval of the Plan and related matters. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural person, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, once issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the Texas Business Corporation Act (the “TBCA”) and applicable provisions of the Texas Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof interpreting the TBCA and such provisions of the Texas Constitution.

The opinion expressed herein is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any changes or new developments in law, fact or otherwise that might affect any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

/s/ HAYNES AND BOONE, LLP